PLAN OF REORGANIZATION AND MERGER AGREEMENT

	This Plan of Reorganization and Merger Agreement (the
"Agreement") dated as of December 21, 2000 is made and entered into by and between NEVER MISS A CALL, INC., a Nevada corporation (the "Company"), NMC ACQUISITION CORP., a newly formed Florida corporation and wholly-owned subsidiary of the Company (hereinafter "Company Sub"), and INTER-CALL-NET TELESERVICES, INC., a Florida corporation. ("ICN").

                 WITNESSETH:

	WHEREAS, the boards of directors of the Company, Company Sub and ICN deem it advisable and in the best interests of such corporations and their respective stockholders that Company Sub merge with and into ICN pursuant to this Agreement and the Articles of Merger in the form attached hereto as Exhibit A and pursuant to applicable provisions of law (such transaction hereinafter referred to as the "Merger");

	WHEREAS, the Company Sub has an authorized capitalization consisting of 1,000 shares of common stock, $0.0001 par value per share (the "Company Sub Stock"), of which 1,000 shares are issued and outstanding and are owned by the Company as of the date hereof; the Company has an authorized capitalization consisting of 25,000,000 shares of common stock, $0.001 par value per share (the "Company
Stock"), of which 1,700,000 shares are currently issued and outstanding as of the date hereof; and ICN has an authorized capitalization consisting of 20,000,000 shares of common stock, $0.0001 par value per share (the "ICN Stock"), of which 2,166,710 shares are currently issued and outstanding as of the date hereof, 2,000,000 shares of blank check preferred stock, $0.0001 par value per share of which none are currently issued and outstanding as of the date hereof, and warrants issued and outstanding to purchase 271,000 shares of ICN Stock;

	NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                    ARTICLE I

            				      MERGER

1.01 General.  At the Effective Time (as defined in Article
X below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Company Sub will be merged with and into ICN (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of the Company Sub and ICN.

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	1.02.	Name and Organization.  The name of the
Surviving Corporation shall be "Inter-Call-Net
Teleservices, Inc." The Articles of Incorporation and bylaws of ICN shall be the Articles of Incorporation and bylaws of the Surviving Corporation. The established offices and facilities of ICN shall become the established offices and facilities of the Surviving Corporation.

	1.03.	Rights and Interests.  At the Effective Time,
the Surviving Corporation shall become the owner, by operation of law and without other transfer, of all the right, title and interest that Company Sub and ICN now have, or may have in the future, in and to all of their respective properties (both real and personal) and assets
(both tangible and intangible) of every kind and nature whatsoever, whether choate or inchoate, now existing or arising in the future (the "Assets"). At the Effective
Time, all rights, franchises, and interests of Company Sub and ICN in and to every type of intellectual property, including all of their respective trademarks, registrations, trademark applications, and goodwill associated therewith, shall be transferred to and vested in the Surviving
Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective
Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company Sub and ICN, respectively, immediately prior to the Effective Time.

	1.04.	Liabilities and Obligations.  At the Effective
Time, the Surviving Corporation shall be liable for all liabilities of the Company Sub and ICN. All debts, liabilities, obligations, and contracts of Company Sub, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of Company Sub, as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Company Sub or ICN shall be preserved unimpaired.

1.05    Directors and Officers.  The directors
and officers of the Surviving Corporation and of the Company at the Effective Time shall be the same persons who constitute the directors and officers of ICN as of the date hereof pursuant to resolutions adopted by the Board of Directors of Company Sub and of the Company and the directors and officers of both Company Sub and of the Company immediately prior to the Effective Time shall, as of the Effective Time, resign all such capacities.


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

	1.06.	Adoption.  Unless contrary to the laws of the
State of Florida, the United States of America, or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of Company Sub and ICN, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving
Corporation and shall be effective and binding thereon as the same were with respect to Company Sub and ICN immediately before the Effective Time.

	1.07.	Accounting Treatment; Federal Income Tax
Treatment. The parties hereby agree that it is their intention that the Merger will be treated as a reverse-merger "purchase" for accounting purposes with ICN being the accounting survivor under applicable U.S. accounting standards. The parties further agree that it is their intention that the Merger will be treated as a tax-free reorganization for federal income tax purposes under
Section 368 of the Internal Revenue Code of 1986, as amended. The parties hereby mutually agree that they will give such notices, file such instruments, give such consents, and take or cause to have taken such actions as are reasonably necessary to ensure the accounting treatment and federal income tax treatment described herein.


	1.08.	Post-Merger Matters.  Following the Merger, the
Company will utilize its best efforts to effect: (a) a 3.5:1 forward stock split applicable to all of the Company's then issued and outstanding securities; and (b) a change of the Company's name to "Intercallnet, Inc." or similar name.

                      ARTICLE II

        CONVERSION AND CANCELLATION OF ICN STOCK

	2.01.	General.  The manner of exchanging and
converting the issued and outstanding shares of ICN Stock shall be as hereinafter provided in this Article II.

	2.02.	Conversion of ICN Stock.  At the Effective Time
and without any action on the part of the Company, Company
Sub, ICN, or the holders of any of the securities of any of these corporations:

	(a) each outstanding share of ICN Stock held or of record held shall be converted into 1.25 shares of Company
Stock. All such shares of ICN Stock shall no longer be outstanding, and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificates, in accordance with the provisions of Article
II hereof, certificates evidencing such number of shares of Company Stock into which such shares of ICN Stock were converted. The holders of such certificates previously evidencing such shares of ICN Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of ICN Stock except as otherwise provided herein or by law;

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

	(b) any shares of ICN Stock held in the treasury of ICN immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment of any type shall be made with respect thereto;

	(c) each share of Company Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and thereafter, each stock certificate of Company Sub shall evidence ownership of shares of common stock of the Surviving Corporation;

	(d) each warrant and option to purchase shares of ICN Stock (collectively, the "Assumed Securities") shall become, without further action, exercisable for 1.25 shares of Company Stock for each one (1) share of ICN Stock to which each such warrant and/or option relates, with a corresponding adjustment in the exercise price per share, as may be appropriate. The Company shall assume all of ICN's obligations relating to the Assumed Securities, in accordance with such conversion ratio and corresponding adjustment in the exercise price per share, as may be appropriate, and otherwise be subject to the other terms and conditions as set forth in such security.

	2.03.	Transmittal Instructions.  As soon as is
practical after the Effective Time, shareholders of ICN will be sent transmittal forms for use in forwarding for surrender their stock certificates representing ICN Stock for the purpose of exchanging them for certificates representing Company Stock. The transmittal forms and certificates must be sent to Transfer Online, 227 Southwest
Pine Street, Suite 300, Portland, Oregon 97204, who is the transfer agent (the "Transfer Agent") and registrar for the Company Stock. The provisions of Section 2.02 and this
Section 2.03 shall not apply to any share of ICN Stock in respect of which the holder thereof pursues the remedy of dissent in accordance with applicable Florida law, unless and until such holder has exhausted his/her right of dissent thereunder, at which time the provisions of Sections 2.02 and 2.03 shall apply in their entirety thereto.

	2.04.	Issued in Name Other than Current Ownership.
If any share of Company Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Transfer Agent any transfer or other taxes required by reason of the issuance of a share of Company Stock in any name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction the Transfer Agent that such tax has been paid or is not payable.

	2.05.	Consideration in Full Satisfaction.  All rights
to receive Company Stock for which shares of ICN Stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged shares of ICN Stock.

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

	2.06.	Subsequent Transfer of Stock.  After the
Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving
Corporation of the shares of ICN Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Company Stock as provided in this Article II.

 2.07    	Adjustments.  If between the date of
this Agreement and the Effective Time, the outstanding shares of Company Stock or ICN Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or stock dividend declared thereon with a record date within such period, the exchange rate described in Section 2.02 above for each share of ICN Stock shall be adjusted so that the total fair market value of the shares of Company Stock that would have been issued for ICN Stock, in the absence of such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or stock dividend, will be preserved. No such adjustments shall be made without the prior written consent of all of the parties hereto.

                        ARTICLE III

              REPRESENTATIONS AND WARRANTIES
              OF THE COMPANY AND COMPANY SUB

	The Company and Company Sub hereby jointly and severally represent and warrant to and with ICN as of the date hereof, which shall also be true through the Closing
Date (as defined in Article X below), as follows:

	3.01.	 Organization and Qualification.  The Company
and Company Sub (a) are each duly organized, (1) validly existing and in good standing as to the Company under the laws of the jurisdiction of its incorporation; and (2) validly existing as to Company Sub under the laws of the jurisdiction of its incorporation whose status is active;
(b) each has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and (c) are each qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business require such qualification.

	3.02.	Licenses and Permits.  The Company and Company
Sub each have all licenses, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted. Except as provided in Section 6.04 herein, no approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for the Company's or Company's Sub's performance of this Agreement or the consummation of the transactions contemplated hereby.

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

	3.03.	Capitalization.

		(a)	The authorized capital stock of the
Company consists of 25,000,000 shares of Company Stock, $0.001par value per share, of which 1,700,000 shares are currently issued and outstanding. The authorized capital stock of Company Sub consists of 1,000 shares of Company Sub Stock, $0.0001 par value per share, of which 1,000 shares are currently issued and outstanding, all of which are owned by the Company, free and clear of all liens, claims, and encumbrances. All outstanding shares of capital stock of the Company and Company Sub are validly issued, fully paid and nonassessable.

3.04.	Options, Warrants, and Subscriptions.
		(a)	Except as set forth in 3.03 above,
neither the Company or Company Sub has outstanding (i) any other shares of any class of capital stock other than the common stock of each of the Company and Company Sub, respectively, (ii) no options, warrants, subscription, or other rights to purchase from the Company or Company Sub any capital stock of the Company or of Company Sub; (iii) no securities convertible into or exchangeable for capital stock of the Company or of Company Sub; and (iv) no other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company or of Company Sub.

		(b)	No Person, including, but not limited to,
any officer or director of the Company, has any right
(preemptive or otherwise) to acquire any capital stock of the Company or of Company Sub.

	3.05.	Subsidiaries.  There is presently no
corporation, partnership, limited liability company, or other business enterprise in which the Company has any direct or indirect equity interest other than Company Sub. In connection with this Agreement, the Company has filed Articles of Incorporation with the Office of the Secretary of State of Florida and formed a new corporation, NMC Acquisition Corp., which shall be an operating, wholly-owned subsidiary of the Company immediately prior to completion of the Merger.

	3.06.	Authorization, Execution, and Delivery.  The
Company and Company Sub each has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No proceedings on the part of the Company or Company Sub are necessary to authorize the execution and delivery of this Agreement and, except as provided in Section 6.04 herein, the consummation of such transactions. This Agreement and all other agreements herein contemplated to be executed by the Company and Company Sub have been duly authorized by the respective Boards of Directors of the Company and Company Sub, duly executed and delivered by the Company and Company Sub and constitute legal, valid, and binding obligations of the Company and Company Sub enforceable against each of the Company and Company Sub in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion. The execution and performance of this Agreement by the Company and Company Sub will not, with the passing of time or otherwise, constitute a material breach of any agreement, indenture, mortgage, license, or other instrument or document to which the Company or Company Sub is a party or otherwise bound. The execution and performance of this Agreement will not, with the passing of time, or otherwise, violate or conflict with any provision of the respective articles of incorporation or bylaws of the Company or Company Sub. No dissenters' or other similar rights have been or will be created for the shareholders of the Company and/or of Company Sub as a result of or arising from the execution of this Agreement by the Company and/or Company Sub or the consummation by the Company and/or Company Sub of the transactions contemplated hereby.

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

	3.07.	No Conflict With Judgments and Decrees.  The
consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result, with the passing of time, or otherwise, in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court, tribunal, or regulatory or self-regulatory authority, either domestic or foreign, to which either the Company or Company Sub is subject.

	3.08.	Government Approvals.  Except for the approvals
to be obtained pursuant to Section 6.04 below, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any federal, state, local or foreign governmental authority, either domestic or foreign, is required to be made or obtained by the Company or Company Sub in connection with the execution and delivery of this Agreement by the Company and Company Sub or the consummation by the Company and Company Sub of the transactions contemplated hereby.

	3.09.	Financial Statements.  The Company has
previously delivered to ICN true, correct, and complete copies of the following financial statements (the
"Financial Statements"):

	(a)	audited financial statements of the
Company for the period from inception to December 31, 1999 and for the period ended January 31, 2000;

		(b)	unaudited financial statements as filed by
the Company with the U.S. Securities and Exchange Commission
(the "SEC") for the periods ended March 31, 2000, June 30,
2000 and September 30, 2000.

		The Company's fiscal year end is December 31. Except as set forth in this Section 3.09, the Financial Statement (a) are and will continue to be a true and correct reflection of the financial condition of the Company as of the dates therein; (b) were and will continue to be prepared in accordance with generally accepted accounting principals applied on a consistent basis over the reported periods

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

("GAAP"); (c) were and will continue to be prepared in accordance with the books and records of the Company; (d) fairly present the Company's financial condition and the results of its operations and changes in its financial position at the relevant dates thereof and for the years or periods covered thereby, subject in the case of the unaudited interim financial statements, to normal year end audit adjustments; (e) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statements; and (f) contain and reflect reasonable provisions for reserves and for all reasonably anticipated liabilities for all taxes, federal, state, or local, with respect to the periods then ended and all prior periods. Company Sub has no financial statements because it is newly formed for the purpose of effectuating the Merger and it has no assets, liabilities, contracts or obligations of any kind or nature whatsoever.

	3.10.	Internal Accounting Controls.  The Company and
Company Sub each (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions; and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded; (ii) transactions are executed in accordance with management's specific or general authorizations; and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

	3.11.	No Undisclosed Liabilities.  Except as set forth
in the Financial Statements, the Company has no liabilities or obligations of any kind or nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) which have had or could have a Material Adverse Effect (as defined in Article XI below).

	3.12.	Absence of Certain Changes.  Since inception,
there has not been with respect to the Company and/or
Company Sub:

		(a)	any transaction not in the ordinary course
of business that has had or could have a Material Adverse
Effect;

		(b)	any change in the business, property,
assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of the Company or Company Sub that has had or could have a Material Adverse Effect;

		(c)	a declaration, or an agreement to declare
or make any payment of dividends or distributions of any assets of any kind to the stockholders of the Company or Company Sub, or a redemption, or agreement or authorization to redeem any of the Company Stock or Company Sub Stock;

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

		(d)	any damage, destruction, or loss,
extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse
Effect;

		(e)	any amendment permitted or made with
regard to any material contract, material license, or material agreement to which the Company or Company Sub is a party;

		(f)	any acquisition or disposition by the
Company or Company Sub of any property or asset, whether real or personal, having a fair market value in an amount greater than $10,000, except in the ordinary course of business and in conformity with past practice;

		(g)	any mortgage, pledge, or subjection to
lien, charge, or encumbrance of any kind or on any of the respective properties or assets of the Company or Company
Sub, except to secure borrowings in the ordinary course of business and in conformity with past practice;

		(h)	any increase in, or commitment to
increase, the compensation payable or to become payable to any officer, director, employee, or agent of the Company or Company Sub, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

		 (i)	any incurrence of, guarantee of,
assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

		(j)	any adoption of a plan or agreement or
amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

		(k)	any material alteration in the manner of
keeping the books, accounts, or records of the Company or Company Sub, or in the accounting practices therein reflected;

		(l)	any release or discharge of any obligation
or liability of any Person to the Company or Company Sub of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material
Adverse Effect;

		(m)	any delay by the Company or Company Sub in
paying any debt, charge, or amount owed by the Company or Company Sub in excess of 30 days past the date such amount was due;

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

		(n)	any increase or decrease of (i) any
amounts charged for services rendered or products sold by the Company or Company Sub; or (ii) inventory ordered, except, in either case, in the ordinary course of business and in conformity with past practice;

		(o)	any facts or circumstances that may
reasonably result in the loss of customers, suppliers, or vendors of the Company or Company Sub, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with the Company or Company Sub;

		(p)	any loan by the Company or Company Sub to
any officer or director of the Company or Company Sub, or any Affiliate (as defined in Article XI below) thereof;

		(q)	any other event or condition of any
character which has had or could have a Material Adverse
Effect; or

		(r)	any agreement or authorization to do any
of the above.


	3.13.	Tax Matters.

		(a)	within the times and in the manner
prescribed by law, each of the Company and Company Sub has filed all federal, state, local and foreign tax returns for which the Company and Company Sub has had the responsibility for filing, and has timely paid all taxes, penalties, and interest (hereinafter collectively referred to as "Taxes") shown to be due and payable on such returns;

		(b)	all tax returns filed by the Company and
Company Sub constitute complete and accurate representations of its tax liabilities for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets;

		(c)	each of the Company and Company Sub has
not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local, or foreign taxes;

		 (d)	no examination of the federal, state,
local or foreign tax returns of the Company or Company Sub is currently in progress, nor, to the knowledge of the Company and Company Sub, is any such examination threatened;
and

		(e)	to the knowledge of the Company and
Company Sub, neither the Company or Company Sub has received any communication from any taxing authority regarding any tax return of the Company or Company Sub with respect to any matter that has not been closed, settled, waived, or fully concluded, or would otherwise have a Material Adverse Effect.

	3.14.	No Litigation.  There are no investigations,
actions, suits, judgments, or claims outstanding, pending or, to the knowledge of the Company or Company Sub, threatened against the Company or Company Sub or involving any of its properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other person (a "Proceeding"), which may result in a material liability to the Company or Company Sub or affect the Company Stock or Company Sub Stock.

	3.15.	Transactions with Affiliates.  There are no
transactions by either the Company or the Company Sub with their respective officers, directors, employees, or any affiliates thereof, and no such person has any interest in any property owned or used by the Company or Company Sub.

	3.16.	Contracts.  Neither the Company or Company Sub
is a party to any oral or written: (a) contract for the employment or compensation of any officer or employee or consultant; (b) agreement, contract, or indenture relating to the borrowing of money by the Company or Company Sub;
(c) guaranty of any obligations for the borrowing of money or otherwise; (d) management agreement, consulting agreement, independent contractor agreement, or other similar contract or arrangement; (e) collective bargaining or labor agreement; (f) agreement with any present or former officer, director, or shareholder; (g) employee pension, profit-sharing, or other benefit plan or arrangement; (h) lease for real or personal property; (i) any contract or agreement that will terminate upon a change in control of the Company or Company Sub; (j) any contract or agreement obligating the Company or Company Sub to provide products or services for a period of one year or more; (k) any contract relating to pending capital expenditures by the Company or Company Sub;
(l) any non-competition or confidentiality agreements restricting the Company or Company Sub in any manner; (m) other material contracts or understandings, irrespective of subject matter and whether or not in writing, and not otherwise disclosed; or (n) contract, agreement, or other commitment that involved a payment, or requires the payment by, the Company or Company Sub of more than $10,000 in any 12-month period not otherwise previously disclosed in writing to ICN .

	3.17.	Employment Matters.  To the knowledge of the
Company and Company Sub, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or Company Sub, or to effectuate or threaten to effectuate a strike, slowdown, work stoppage, or lockout with regard to the Company or Company Sub.


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	3.18.	Compliance with Law.

		(a)	The conduct of the business of each of the
Company and Company Sub to date and through the Closing Date does not and will not violate any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits, or other similar items in force on the date hereof or through the Closing Date (including, but not limited to, any of the foregoing relating to employment discrimination, employment practices, withholding of taxes and other sums from employees, the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), and environmental protection or conservation), the enforcement of which could have a Material Adverse Effect on the Company and/or Company Sub, nor has the Company or Company Sub received any notice of any such violation.

		(b)	No prohibited transaction within the
meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), has occurred or is continuing with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by the Company or any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by the Company. The Company has no employee benefit plans or any welfare benefits plans and no contributions are required to be made by the Company with respect to any such plans.

		(c)	The Company has properly and timely filed
with the SEC, the National Association of Securities
Dealers'(the "NASD") Over-the-Counter-Bulletin Board (the "OTCBB") and the securities boards or commissions of all applicable states, all reports (including all amendments thereto) and properly maintained all books and records required to be filed or maintained by it under applicable federal and state securities laws, regulations, and rulings, including the Securities Act of 1933, as amended (the
"Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. All information contained in such filings was true and complete on the date such filings were made and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not false or misleading in the light of the circumstances under which they were made. Independent accountant reviews of all quarterly financial statements filed by the Company with the SEC have been obtained by the Company with true and correct copies thereof provided to ICN. Neither the Company or the Company Sub is subject to a formal or informal agreement or enforcement action or proceeding or, to its knowledge, formal or informal investigation or inquiry, by any regulatory or self-regulatory agency (including but not limited to the NASD) or authority having jurisdiction over it, nor are any of the foregoing pending, or to its knowledge, threatened or contemplated. The Company's and Company Sub's respective securities issuances since inception have been made in compliance with all applicable
U.S., state and foreign securities laws, rules and regulations.

		(d)	The Canadian based accounting/auditing
firm used by the Company for its various filings with the SEC is independent of the Company, as the term

"independence"is defined by the SEC. Such auditing firm is authorized to practice before the SEC, and has complied with all applicable rules and regulations for accounting firms practicing before the SEC. The auditing standards and practices used by the Company's auditors are acceptable to the SEC. To the best of the Company's knowledge and belief, the Company's auditors are available and willing to provide any and all consents necessary for future SEC filings by the Company that may need to contain the auditors' opinions.

	3.19.	Absence of Unethical Business Practices. Neither
the Company or Company Sub or any director or officer thereof has directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder the Company or Company
Sub, which gift or benefit (a) might subject the Company or Company Sub to any damages or penalties in any civil or criminal proceeding; (b) might have had a Material Adverse Effect on the Company or Company Sub; or (c) might have a Material Adverse Effect on the Company or Company Sub if not continued.


	3.20.	No Conflict With Other Instruments.  The
consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not be in material conflict with, or result in a material breach of, any term, condition, or provision of, or constitute a material default under, any contract, indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company and/or Company Sub is a party and will not constitute an event that with the lapse of time or action by a third party could result in any material default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or the Company Stock or Company Sub or Company Sub Stock.

	3.21.	Insurance.  Neither the Company or Company Sub
has any insurance of any type.

	3.22.	Intellectual Property.

		(a)	Each of the Company and Company Sub has
full and exclusive right, title, and interest in and to, or license rights to, all patents, patent applications, registered or unregistered trademarks, service marks, and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals, or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent protectable), proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, designs associated with the foregoing, and other confidential information (collectively, "Intellectual Property") relating to its business or otherwise used in or necessary for the proper conduct of its business, free and clear of all liens, security interests, claims and encumbrances of any nature; and each of the Company and Company Sub has no obligation to any other person or entity with respect to the Intellectual Property or any product or process of the Company or Company Sub utilizing or embodying any Intellectual Property. All such Intellectual Property is set forth in Schedule 3 hereof.

		 (b)	There is (i) no infringement, misuse, or
misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company or Company Sub; (ii) no pending or, to the knowledge of the Company and Company Sub, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company or Company Sub ; (iii) no pending or threatened or potential claim, challenge or proceeding by the Company or Company Sub against any third party for infringement, misuse, or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by the Company or Company Sub; or (iv) no notice or facts or information rendering any Intellectual Property owned, controlled, or licensed by the Company or Company Sub invalid or unenforceable, nor is there any allegation that any such Intellectual Property is invalid or unenforceable.

  (c) Each of the Company and Company Sub has not disclosed any material confidential information developed or utilized by the Company or Company Sub to any third party except on a confidential basis, pursuant to a confidentiality agreement, and with no intention to entitle such third party to use such information other than for the purposes set forth in such confidentiality agreement. To the knowledge of the Company and Company Sub, no third party has disclosed confidential information developed or utilized by the Company or Company Sub to any person except as specifically authorized by the Company or Company Sub.

	3.23.	Real and Personal Property.

		(a)	The Company has good and marketable title
to each of the items of real and personal tangible and intangible property recorded as owned in the Financial
Statements (except for property sold or otherwise disposed of since September 30, 2000 in the ordinary course of business and in conformity with past practice), free and clear of all mortgages, liens, security interests, conditional sales contracts, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions, and restrictions, except (i) those incurred or created in conformity with past practice; (ii) mortgages and other encumbrances reflected in the Financial Statements;
(iii) liens for current taxes not yet due and payable; and
(iv) such imperfections of title and encumbrances as do not detract from, or interfere with, the present use of the properties subject thereto or affected thereby, or otherwise impair the value thereof or the operations thereat; and

		(b)	no officer, director, or employee of the
Company, nor any spouse, child, or other relative or Affiliate thereof, owns directly or indirectly in whole or in part, any of such real property or tangible or intangible personal property.

	3.24.	Environmental Compliance.

		 (a)	The Company and any Property owned or
operated by it are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all permits, licenses, and other authorizations required under any Environmental Law. There is no past or present event, condition, or circumstance that is likely to interfere with the conduct of the business of the Company in the manner now conducted relating to such entity's compliance with Environmental Laws or constitute a material violation thereof or which would have a Material Adverse Effect;

		(b)	The Company does not now or has not
leased, operated, owned, or exercised managerial functions at any facilities or real property with respect to which such entity, facility, or real property is subject to any actual proceeding under any Environmental Law, and the Company is not aware of any facts or circumstances that could give rise to such a proceeding;

		(c)	there are no actions or proceedings
pending or, to the knowledge of the Company, threatened against the Company under any Environmental Law, and the Company has not received any notice (whether from any regulatory body or private person) of any violation, or potential or threatened violation, of any Environmental
Law;

		(d)	there are no actions or proceedings
pending or, to the knowledge of the Company, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at or on (i) any property currently or in the past owned, operated, or leased by the Company or over which the Company exercised managerial functions; or (ii) at any property where Polluting Substances generated by the Company have been disposed;

		(e)	there is no Property for which the Company
is or was required to obtain any permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such property or any portion of it;

		(f)	the Company has not generated any Polluting Substances;

		(g)	there has been no release of Polluting
Substances by the Company in violation of any Environmental Law which would require any report or notification to any governmental or regulatory authority in or on any property;

		(h)	neither the Company nor any property is
subject to investigation or, to the knowledge of the Company, threatened or pending litigation by federal, state, or local officials or a private litigant as a result of any previous on-site management, treatment, storage, release, or disposal of Polluting Substances or exposure to any Polluting Substances;

		(i)	there are no underground or above ground
storage tanks on or under any property which are not in conformity with any Environmental Law and any property previously containing such tanks has been remediated in compliance with all Environmental Laws; and

		(j)	there is no asbestos containing material
on any Property owned or operated by the Company.

	3.25.	Minute Books.  The minute books of the Company
and Company Sub, complete copies of which have previously been provided to ICN, accurately reflect all material actions taken by the stockholders of the Company and its Board of Directors and the stockholder of Company Sub and its Board of Directors.

	3.26.	Hart-Scott.  Within the meaning of the Hart-
Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable regulations thereunder, 16 C.F.R. Parts 801-803 (collectively, "Hart-Scott"), neither the Company nor Company Sub nor any of their respective Affiliates (i) is engaged in manufacturing; (ii) has total assets of $10 million or more; or (iii) has annual net sales of $100 million or more.

	3.27.	Articles of Incorporation; Bylaws.  The
Company's and Company Sub's respective Articles of
Incorporation and bylaws, true and complete copies of which have previously been delivered to ICN, have not been rescinded, amended or modified in any respect.

	3.28.	Broker's Agents and Finder's Fees.  There is no
agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by each of the Company and Company Sub or any affiliate thereof.

	3.29.	Disclosure.  The information with respect to the
Company and Company Sub heretofore provided and to be provided by the Company and Company Sub pursuant to this Agreement, including any Exhibits or Schedules hereto, and each of the representations, agreements, documents, certificates and writings to be delivered to ICN or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                       ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF ICN

	ICN hereby represents and warrants to and with the Company as of the date hereof, which shall also be true as of the Closing Date, as follows:

	4.01.	 Organization and Qualification.  ICN (a) is a
corporation duly incorporated, validly existing under the laws of the State of Florida whose status is active, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and (b) is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business require such qualification.

	4.02.	Licenses and Permits.  ICN has all licenses,
permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted. Except as provided in Section 5.04 below, no approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for ICN's performance of this Agreement or the consummation of the transactions contemplated hereby.

	4.03.	Capitalization.  The authorized capital stock of
ICN consists of: (a) 20,000,000 shares of ICN Stock, of which 2,166,710 shares are currently issued and outstanding. These shares constitute 100% of the issued and outstanding shares of capital stock of ICN; (b) 2,000,000 shares of blank check preferred stock, $0.0001 par value per share of which none are currently issued and outstanding.

	4.04.	Options, Warrants, and Subscriptions.

		(a)	ICN has outstanding (i) no shares of any
class of capital stock other than ICN Stock, (ii) no options, warrants, subscription, or other rights to purchase from ICN any capital stock of ICN except for warrants to purchase 271,000 shares of ICN Stock; (iii) no securities convertible into or exchangeable for capital stock of ICN;
and (iv) no other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of ICN.

		(b)	No Person, including, but not limited to,
any officer or director of ICN, has any right (preemptive or otherwise) to acquire any capital stock of ICN.

	4.05.	Subsidiaries.  There is no corporation,
partnership, limited liability company, or other business enterprise in which ICN has any direct or indirect equity interest.

	4.06.	Authorization, Execution, and Delivery.  ICN has
all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No proceedings on the part of ICN are necessary to authorize the execution and delivery of this Agreement and, except as provided in Section 5.04 below, the consummation of such transactions. This Agreement and all other agreements herein contemplated to be executed by ICN have been duly executed and delivered by ICN and constitute legal, valid, and binding obligations of ICN enforceable against ICN in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

	4.07.	No Conflict With Judgments and Decrees.  The
consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which ICN or either Stockholder is subject.

	4.08.	Government Approvals.  No consent, approval,
order, or authorization of, or registration, declaration, or filing with, any federal, state, or local governmental authority is required to be made or obtained by ICN in connection with the execution and delivery of this Agreement by ICN or the consummation by ICN of the transactions contemplated hereby.

	4.09.	Financial Statements.  ICN has previously
delivered to the Company true, correct, and complete copies of the following financial statements (the "ICN Financial
Statements"): audited financial statements for the period from July 30, 1999 (date of incorporation) through June 30,
2000.

	ICN's fiscal year end is June 30. Except as set forth in this Section 4.09, the ICN Financial Statements (a) are and will continue to be a true and correct reflection of the financial condition of ICN as of the dates therein; (b) were and will continue to be through the Closing Date of the Merger prepared in accordance with GAAP; (c) were and will continue to be through the Closing Date of the Merger prepared in accordance with the books and records of ICN;
(d) fairly present ICN's financial condition and the results of its operations at the relevant dates thereof and for the years or periods covered thereby, subject in the case of the unaudited interim financial statements, to normal year end audit adjustments; (e) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statements; and (f) contain and reflect reasonable provisions for reserves and for all reasonably anticipated liabilities for all taxes, federal, state, or local, with respect to the periods then ended and all prior periods. All of the receivables of ICN, net of any allowance for doubtful accounts, reflected in the balance sheets for the unaudited interim financial statements are valid and legally binding, represent bona fide transactions, arose in the ordinary course of business, and are collectible in accordance with the terms of such receivables, without setoff or counterclaim.

	4.10.	Internal Accounting Controls.  ICN (a) keeps books,
records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions; and
(b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded; (ii) transactions are executed in accordance with management's specific or general authorizations; and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

	4.11.	No Undisclosed Liabilities.  Except as set forth
in the ICN Financial Statements, ICN has no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) which have had or could have a Material Adverse Effect.

	4.12.	Absence of Certain Changes.   Since June 30,
2000, and except for ICN's pending acquisition of additional leased space and related equipment in a new facility in addition to its present location, there has not been with respect to ICN:

		(a)	any transaction not in the ordinary course
of business that has had or could have a Material Adverse
Effect;

		 (b)	any change in the business, property,
assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of ICN that has had or could have a Material Adverse Effect;

		(c)	a declaration, or an agreement to declare
or make any payment of dividends or distributions of any assets of any kind to the stockholders of ICN, or a redemption, or agreement or authorization to redeem any of ICN Stock;

		(d)	any damage, destruction, or loss,
extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse
Effect;

		(e)	any amendment permitted or made with
regard to any material contract, material license, or material agreement to which ICN is a party;

		(f)	any acquisition or disposition by ICN of
any property or asset, whether real or personal, having a fair market value in an amount greater than $10,000, except in the ordinary course of business and in conformity with past practice;

		(g)	any mortgage, pledge, or subjection to
lien, charge, or encumbrance of any kind or on any of the respective properties or assets of ICN, except to secure borrowings in the ordinary course of business and in conformity with past practice;

		(h)	any increase in, or commitment to
increase, the compensation payable or to become payable to any officer, director, employee, or agent of ICN, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

		(i)	any incurrence of, guarantee of,
assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business and in conformity with past practice;

		(j)	any adoption of a plan or agreement or
amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

		(k)	any material alteration in the manner of
keeping the books, accounts, or records of ICN, or in the accounting practices therein reflected;

		(l)	any release or discharge of any obligation
or liability of any Person to ICN of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

		 (m)	any delay by ICN in paying any debt,
charge, or amount owed by ICN in excess of 30 days past the date such amount was due;

		(n)	any increase or decrease of (i) any
amounts charged for services rendered or products sold by ICN; or (ii) inventory ordered, except, in either case, in the ordinary course of business and in conformity with past practice;

		(o)	any facts or circumstances that may
reasonably result in the loss of customers, suppliers, or vendors of ICN, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with ICN;

		(p)	any loan by ICN to any officer or Director
of ICN, or any Affiliate thereof;

		(q)	any other event or condition of any
character which has had or could have a Material Adverse
Effect; or

		(r)	any agreement or authorization to do any
of the above.

	4.13.	Real and Personal Property.

		(a)	ICN has good and marketable title to each
of the items of real and personal tangible and intangible property recorded as owned in the ICN Financial Statements
(except for property sold or otherwise disposed of since

June 30, 2000 in the ordinary course of business and in conformity with past practice), free and clear of all mortgages, liens, security interests, conditional sales contracts, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions, and restrictions, except (i) those incurred or created in conformity with past practice; (ii) mortgages and other encumbrances reflected in the ICN Financial Statements;
(iii) liens for current taxes not yet due and payable; and
(iv) such imperfections of title and encumbrances as do not detract from, or interfere with, the present use of the properties subject thereto or affected thereby, or otherwise impair the value thereof or the operations thereat; and

		(b)	no officer, director, or employee of ICN,
nor any spouse, child, or other relative or Affiliate thereof, owns directly or indirectly in whole or in part, any of such real property or tangible or intangible personal property.

	4.14.	Environmental Compliance.

		 (a)	to ICN's knowledge, ICN and any Property
owned or operated by it are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all permits, licenses, and other authorizations required under any Environmental Law. To
ICN's knowledge, there is no past or present event, condition, or circumstance that is likely to interfere with the conduct of the business of ICN in the manner now conducted relating to such entity's compliance with Environmental Laws or constitute a material violation thereof or which would have a Material Adverse Effect;

		(b)	to ICN's knowledge, ICN does not now or
has not leased, operated, owned, or exercised managerial functions at any facilities or real property with respect to which such entity, facility, or real property is subject to any actual proceeding under any Environmental Law, and ICN is not aware of any facts or circumstances that could give rise to such a proceeding;

		(c)	there are no actions or proceedings
pending or, to the knowledge of ICN, threatened against ICN under any Environmental Law, and ICN has not received any notice (whether from any regulatory body or private person) of any violation, or potential or threatened violation, of any Environmental Law;

		(d)	there are no actions or proceedings
pending or, to the knowledge of ICN, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at or on (i) any property currently or in the past owned, operated, or leased by ICN or over which ICN exercised managerial functions; or (ii) at any property where Polluting Substances generated by ICN have been disposed;

		(e)	there is no Property for which ICN is or
was required to obtain any permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such property or any portion of it;

		(f)	ICN has not generated any Polluting
Substances;

		(g)	there has been no release of Polluting Substances in
violation of any Environmental Law which would require any report or notification to any governmental or regulatory authority in or on any property;

		(h) 	 neither ICN nor any property is subject
to investigation or, to the knowledge of ICN, threatened or pending litigation by federal, state, or local officials or a private litigant as a result of any previous on-site management, treatment, storage, release, or disposal of Polluting Substances or exposure to any Polluting
Substances;

		(i)	there are no underground or above ground
storage tanks on or under any Property which are not in conformity with any Environmental Law and any property previously containing such tanks has been remediated in compliance with all Environmental Laws; and

		(j)	to ICN's knowledge, there is no asbestos
containing material on any Property owned or operated, or to be operated by the Company.

	4.15.	Tax Matters.

		 (a)	within the times and in the manner
prescribed by law, ICN has filed all federal, state, and local tax returns for which ICN has had the responsibility for filing, and has timely paid all taxes shown to be due and payable on such returns;

		(b)	all tax returns filed by ICN constitute
complete and accurate representations of its tax liabilities for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets;

		(c)	ICN has not waived or extended any
applicable statute of limitations relating to the assessment of federal, state, local, or foreign taxes;

		(d)	no examination of the federal, state, or
local tax returns of ICN is currently in progress, nor, to the knowledge of ICN, is any such examination threatened;
and

		(e)	to the knowledge of ICN, ICN has not
received any communication from any taxing authority regarding any tax return of ICN with respect to any matter that has not been closed, settled, waived, or fully concluded, or would otherwise have a Material Adverse
Effect.

	4.16.	No Litigation.  To the knowledge of ICN, there
are no proceedings that may result in a material liability to ICN or affect ICN Stock.

	4.17.	Transactions with Affiliates.  There are no
transactions by ICN with its officers, directors, employees, or any Affiliates thereof, and no such person has any interest in any property owned or used by ICN.

	4.18.	Personnel.   Except as set forth on Schedule 4,
to the knowledge of ICN, no employee of, or party or person providing services to ICN has any present intention to terminate his, her, or its relationship with ICN or, in the case of employees, leave the employ of ICN.


	4.19.	Contracts.  ICN is not a party to any oral or
written contracts, other than those provided or otherwise disclosed to the Company. ICN has furnished the Company with a true and complete copy of each such Contract, including all amendments thereto made through the date hereof or otherwise disclosed same. Each of such Contracts is a valid and binding agreement of ICN and all other parties thereto; there has not occurred any material default under any of the material terms and conditions thereof, nor has any event occurred that with the giving of notice or lapse of time, or both, would constitute any such material default.

	4.20.	Employment Matters.  To the Knowledge of ICN,
there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of ICN, or to effectuate or threaten to effectuate a strike, slowdown, work stoppage, or lockout with regard to ICN.

	4.21.	Compliance with Law.

		(a)	To the knowledge of ICN, the conduct of
the business of ICN to date does not violate any federal, state, or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits, or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, employment practices, withholding of taxes and other sums from employees, ERISA, and environmental protection or conservation), the enforcement of which could have a Material Adverse Effect, nor has ICN received any notice of any such violation.

		(b)	No prohibited transaction within the
meaning of Section 406 of ERISA or Section 4975 of the Code has occurred or is continuing with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by ICN or any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by ICN. No contributions are required to be made by ICN with respect to any employee pension benefit plan.

		(c)	ICN is not subject to a formal or informal
agreement or enforcement action by any regulatory agency or authority having jurisdiction over it.

	4.22.	Employee Benefits.

		 (a)	To the knowledge of ICN, neither ICN, nor
any ERISA Affiliate, as determined under Section 414(b),
(c), or (m) of the Code, sponsors, maintains, or otherwise is a party to, or is currently in default under, or has any current accrued obligations under any pension, profit sharing, or other retirement plan, fringe benefit plan, health, group insurance, or other welfare benefit plan, or other similar plan, agreement, policy, or understanding, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the ERISA, whether formal or informal and whether legally binding or not under which ICN or an ERISA Affiliate has any current or future obligation or liability or under which any present or future employee of ICN or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future rights to benefits (each such plan, agreement, policy, or understanding being hereinafter referred to individually as a "Plan"). Neither ICN nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of ICN, or such present or former employee's dependents or beneficiaries. Except as disclosed of Schedule 4 hereof, ICN is not now, and has not been, a part of a controlled group of corporations within the meaning of Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of
Section 414(c) of the Code.

		(b)	Neither ICN nor any ERISA Affiliate has
ever sponsored, adopted, maintained, or been obligated to contribute to a single employer, multiple employer, or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA.
Neither ICN nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a Plan which is, or ever was, subject to the minimum funding standards of Section 302 of ERISA and Section 412 of the Code. Neither ICN nor any ERISA Affiliate has any obligation in connection with any Plan pursuant to the terms of a collective bargaining agreement. ICN and all ERISA Affiliates have made or will make all contributions required to be made by ICN and all ERISA Affiliates under each Plan for all periods through and including the Effective Date or adequate accruals therefore have been made or will be provided.

		(c)	Each Plan, if any, has been maintained and
administered in all material respects in accordance with applicable laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title X of the COBRA, ERISA, and the Code. All reports required by any governmental agency with respect to each Plan, if any, have been timely filed. ICN shall cooperate in full with any action deemed reasonably necessary by ICN to ensure compliance with any federal or state law applicable to a Plan, whether such action occurs prior to, on, or after the Effective Date. There are no pending, or to the knowledge of ICN, threatened or anticipated, claims or actions with respect to any Plan (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). No "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in Section 162(i)(2) of the Code. No lien has been filed by any person or entity on the assets of ICN or any ERISA
Affiliate relating to the operation or maintenance of a Plan, and no lien exists by operation of law or otherwise on the assets of ICN as a result of the operation or maintenance of a Plan or any other similar plan or plans, and neither ICN nor any ERISA Affiliate has knowledge of the existence of facts or circumstances that could result in the imposition of such a lien.

		(d)	Each Plan that is intended to be
"qualified" within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each such Plan, and each amendment thereto, have been obtained.

		 (e)	Neither ICN nor any ERISA Affiliate has
any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of ICN or an ERISA Affiliate, or such present or former employees' dependents or beneficiaries, except as required to avoid excise tax under Section 4980B of the Code. With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of ICN, as of the Effective Date, under any such insurance policy or ancillary agreement with respect to such insurance policy.

		(f)	A true and complete copy of each Plan, if
any, that covers any employee or former employee of ICN
(and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to the Company, together with (i) the most recent favorable determination letter, if any, with respect to each Plan; (ii) the two most recent annual reports prepared in connection with any such Plan (Form 5500, including all applicable schedules); (iii) the most recent actuarial valuation report, if any, prepared in connection with any such Plan; and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

	4.23.	Absence of Unethical Business Practices. Neither
ICN, nor any director or officer thereof, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other Person who was or is in a possible position to help or hinder ICN, which gift or benefit (a) might subject ICN to any damages or penalties in any civil or criminal proceeding; (b) might have had a Material Adverse Effect; or
(c) might have a Material Adverse Effect if not continued.

	4.24.	No Conflict With Other Instruments.  The
consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not be in material conflict with, or result in a material breach of, any term, condition, or provision of, or constitute a material default under, any contract, indenture, mortgage, deed of trust, or other material agreement or instrument to which ICN is a party and will not constitute an event that with the lapse of time or action by a third party could result in any material default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of ICN or ICN Stock.

	4.25.	Insurance.  ICN has policies of insurance in
effect in such amounts as are adequate to protect its assets and properties and consistent with its past practices There are no pending claims under any insurance policy of ICN nor, to the knowledge of ICN, any facts or circumstances that may cause the cancellation of any insurance policy held by ICN or the repudiation of any claims thereunder, nor prevent the insurance policies it presently has in force from being renewed or require onerous conditions to renewal that are not currently in effect with regard to such insurance policies.

	4.26.	Accounts Receivable.  The accounts receivable of
ICN have arisen in the ordinary course of business and are valid and enforceable subject to no defenses, setoffs, or counterclaims.

	4.27.	Intellectual Property.

		(a)	Schedule 4 sets forth a true and complete
list of intellectual property owned or licensed by ICN
(other than off-the-shelf software).  Except as indicated on
Schedule 4, ICN has full and exclusive right, title, and interest in and to, or license rights to, all patents, patent applications, registered or unregistered trademarks, service marks, and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals, or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent protectable), proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, designs associated with the foregoing, and other confidential information (collectively, "Intellectual Property") relating to its business or otherwise used in or necessary for the proper conduct of its business, free and clear of all liens, security interests, claims and encumbrances of any nature;
and ICN has no obligation to any other Person or entity with respect to the Intellectual Property or any product or process of ICN utilizing or embodying any Intellectual
Property.

		(b)	There is (i) no infringement, misuse, or
misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of ICN;
(ii) no pending or, to the knowledge of ICN, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of ICN; (iii) except as set forth in Schedule 4 hereto, no pending or threatened or potential claim, challenge or proceeding by ICN against any third party for infringement, misuse, or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by ICN; or (iv) no notice or facts or information rendering any Intellectual Property owned, controlled, or licensed by ICN invalid or unenforceable, nor is there any allegation that any such Intellectual Property is invalid or unenforceable.

		(c)	ICN has not disclosed any material
confidential information developed or utilized by ICN to any third party except on a confidential basis, pursuant to a confidentiality agreement, and with no intention to entitle such third party to use such information other than for the purposes set forth in such confidentiality agreement. To the Knowledge of ICN, no third party has disclosed confidential information developed or utilized by ICN to any Person except as specifically authorized by ICN.

	4.28.	Minute Books.  The minute books of ICN
accurately reflect all material actions taken by the stockholders of ICN and its Board of Directors.

	4.29.	Hart-Scott.  Within the meaning of Hart-Scott,
neither ICN nor any of its Affiliates (i) is engaged in manufacturing; (ii) has total assets of $10 million or more;
or (iii) has annual net sales of $100 million or more.

	4.30.	Sufficiency of Assets.  The assets and
properties currently owned and operated by ICN constitute, in the aggregate, all of the assets and properties used in the conduct of ICN's business in the manner in which and to the extent to which such business is currently being conducted. ICN has not received any notice from any current supplier of items essential to the conduct of its business that such supplier intends to terminate or materially alter a business relationship for any reason, and no such supplier intends to terminate or materially alter any such business relationship with ICN. ICN has not received any notice from any customer that such customer intends to discontinue purchases of products or services from ICN, and, to the knowledge of ICN, no such customer intends to discontinue or cancel purchases or orders.

	4.31.	Broker's Agents and Finder's Fees.  There is no
agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by ICN or any Affiliate thereof.

	4.32.	Disclosure.  The information with respect to ICN
heretofore provided and to be provided by ICN pursuant to this Agreement, including any Exhibits and/or Schedules hereto, and each of the representations, agreements, documents, certificates and writings to be delivered to ICN or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                     ARTICLE V

                  COVENANTS OF ICN

	ICN hereby covenants and agrees with the Company to the following as of the date hereof to the Effective Time:

	5.01.	Affirmative Covenants of ICN.  ICN will operate
its business only in the usual, regular, and ordinary manner, and to the extent consistent with such operations, ICN will use its best efforts to (a) preserve intact its present business organizations; (b) keep available all the services of its present officers and employees; (c) preserve its present business relationships with depositors, borrowers, and others having business dealings with it; (d) maintain and keep its material properties in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty; (e) maintain, in full force and effect, insurance comparable in amount and in scope of coverage to that now maintained by it, including, but not limited to, bankers' blanket bond and director and officer liability insurance policies as may be in effect as of the date of this Agreement; (f) perform all of its material obligations under contracts, leases, and documents relating to or affecting its assets, properties, and businesses; and (g) comply with and perform all material obligations and duties imposed upon it by federal, state, and local laws, and all rules, regulations, and orders imposed by federal, state, or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings.

	5.02.	Negative Covenants of ICN.  Unless ICN shall
have received the prior written consent of the Company and Company Sub, which consent shall not be unreasonably withheld, ICN shall not do or cause to have done any of the following except for those previously disclosed to the Company and Company Sub:

		(a)	enter into any transaction not in the
ordinary course of business that could have a Material
Adverse Effect;

		(b)	make or allow any change in the business,
Property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of ICN that could have a Material Adverse Effect;

		(c)	declare or make any payment of dividends
or distributions of any assets of any kind to the stockholders of ICN, or redeem or authorize the redemption of any of ICN Stock;

		(d)	amend any material contract, material
license, or material agreement to which ICN is a party;

		(e)	acquire or dispose of any Property or
asset, whether real or personal, having a fair market value in an amount greater than $50,000, except in the ordinary course of business and in conformity with past practice;

		(f)	mortgage, pledge, or subject to any lien,
charge, or encumbrance of any kind any of the properties or assets of ICN, except to secure borrowings in the ordinary course of business and in conformity with past practice;

		(g)	increase, or commit to increase, the
compensation payable or to become payable to any officer, director, employee, or agent of ICN, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

		(h)	incur, guarantee, assume, or take any
Property subject to any liability, except for liabilities incurred or assumed or Property taken in the ordinary course of business and in conformity with past practice;

		 (i)	adopt a plan or agreement or amend any
plan or agreement providing any new or additional benefits for officers, directors, or employees;

		(j)	make or allow any material alteration in
the manner of keeping the books, accounts, or records of ICN, or in the accounting practices therein reflected;

		(k)	release or discharge any obligation or
liability of any Person to ICN of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

		(l)	delay in paying any material debt, charge,
or amount owed by ICN in excess of 30 days past the date such amount was due;

		(m)	amend, restate, or rescind the Articles of
Incorporation or Bylaws of ICN;

		(n)	make any loan to any officer or director
of ICN, or any Affiliate thereof; or

		(o)	enter into any agreement or authorization
to do any of the above.

	5.03.	Information for Applications.  ICN will
cooperate with and will use reasonable efforts to furnish the Company with all the information concerning ICN required for inclusion in (a) all applications filed or to be filed by the Company with the SEC and any other governmental or regulatory agency or department for authority to consummate the transactions contemplated by this Agreement; and (b) any other application or statement to be made by the Company to any governmental body in connection with such matters. ICN represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

	5.04.	Shareholder Approval and Best Efforts.  As soon
as is practical but in no event later than December 26, 2000, ICN will cause a special meeting of shareholders to be duly called and held or a written consent of majority shareholders to be executed to authorize, approve, and adopt this Agreement and the transactions contemplated hereby.
The Board of Directors of ICN will (a) recommend approval of this Agreement to its shareholders; and (b) use its best efforts to take or cause to be taken all other actions necessary, proper, or advisable to consummate this Agreement.

                      ARTICLE VI

        COVENANTS OF THE COMPANY AND COMPANY SUB

	The Company and Company Sub each hereby covenants and agrees with ICN to the following as of the date hereof through the Effective Time:

	6.01.	Affirmative Covenants of the Company and Company
Sub. Each of the Company and Company Sub will operate its business only in the usual, regular, and ordinary manner, and to the extent consistent with such operations, each of the Company and Company Sub will use its best efforts to (a) preserve intact its present business organizations; (b) keep available all the services of its present officers and employees; (c) preserve its present business relationships with depositors, borrowers, and others having business dealings with it; (d) maintain and keep its material properties in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty; (e) maintain, in full force and effect, insurance comparable in amount and in scope of coverage to that now maintained by it, including, but not limited to, bankers' blanket bond and director and officer liability insurance policies as may be in effect as of the date of this Agreement; (f) perform all of their material obligations under contracts, leases, and documents relating to or affecting its assets, properties, and businesses; (g) comply with and perform all material obligations and duties imposed upon them by federal, state, and local laws, and all rules, regulations, and orders imposed by federal, state, or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings; (h) maintain the Company's current listing in good standing on the NASD's OTCBB; (i) deliver all funds in the Company's bank account(s) in the aggregate amount of $42,844 to ICN on or prior to the Effective Time, close all such bank account(s) and provide evidence thereof satisfactory to ICN on or prior to the Effective Time; (j) deliver all of the Company's and Company Sub's corporate books and records to the Company's officers and directors as of the Effective Time; and ((k) comply with any and all SEC and/or regulatory or self-regulatory agency comments or suggestions relating to the Company's previously filed financial statements and to the use of a Canadian auditing firm.

	6.02.	Negative Covenants of the Company and Company
Sub. Unless the Company or Company Sub shall have received the prior written consent of ICN, which consent shall not be unreasonably withheld, the Company and Company Sub, as the case may be, shall not do or cause to have done any of the following:

		(a)	enter into any transaction not in the
ordinary course of business that could have a Material
Adverse Effect;

		(b)	make or allow any change in the business,
Property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of the Company or Company Sub that could have a Material
Adverse Effect;

		(c)	declare or make any payment of dividends
or distributions of any assets of any kind to the stockholders of the Company or Company Sub, issue any additional Company securities or any additional Company Sub
Securities, or enter into any agreements, arrangements or understandings in connection therewith, other than as provided for herein, or redeem or authorize the redemption of any of the Company Stock or Company Sub Stock;

		(d)	amend any material contract, material
license, or material agreement to which the Company or Company Sub is a party;

		(e)	acquire or dispose of any Property or
asset, whether real or personal, having a fair market value in an amount greater than $10,000 not previously disclosed in writing to ICN, except in the ordinary course of business and in conformity with past practice;

		 (f)	mortgage, pledge, or subject to any lien,
charge, or encumbrance of any kind any of the properties or assets of the Company or of the Company Sub, except to secure borrowings in the ordinary course of business and in conformity with past practice;

		(g)	increase, or commit to increase, the
compensation payable or to become payable to any officer, director, employee, or agent of the Company or Company Sub, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

		(h)	incur, guarantee, assume, or take any
Property subject to any liability, except for liabilities incurred or assumed or Property taken in the ordinary course of business and in conformity with past practice;

		(i)	adopt a plan or agreement or amend any
plan or agreement providing any new or additional benefits for officers, directors, or employees;

		(j)	make or allow any material alteration in
the manner of keeping the books, accounts, or records of the Company or Company Sub, or in the accounting practices therein reflected;

		(k)	release or discharge any obligation or
liability of any Person to the Company or Company Sub of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

		(l)	delay in paying any debt, charge, or
amount owed by the Company or Company Sub in excess of 30 days past the date such amount was due;

		(m)	amend, restate, or rescind the Restated
Articles of Incorporation or Bylaws of the Company or Company Sub;

		(n)	make any loan to any officer or director
of the Company or Company Sub, or any Affiliate thereof;

		(o)	delisting of Company Stock from the
NASD/OTCBB; or

		(p)	enter into any agreement or authorization
to do any of the above.

	6.03.	Securities Laws Filings.   The Company will
file with the SEC (a) all requisite Form 10-QSB quarterly and other Exchange Act filings until the Closing Date of this Agreement, at which time, the then current management of the Company will be responsible for all filings and (b) will file with any other governmental or regulatory or self-regulatory agency or department, including but not limited to the NASD, or department any other application or statement to be made by the Company necessary to consummate the transactions contemplated by this Agreement and to maintain its current listing on the NASD OTCBB. The Company represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

6.04.	Approvals and Best Efforts.  On or before
January 12, 2001, the Company will, in
accordance with all applicable laws, rules and regulations, use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate this Agreement and the transactions described herein, including but not limited to obtaining any and all required or desired approvals of the NASD and OTCBB, and shall obtain the approval thereof of the Board of Directors of each of the Company and Company Sub and the approval thereof by written consent of the Company as the sole shareholder of the Company Sub. No approvals of any type are required of the Company's shareholders in connection with the consummation of the transactions contemplated hereby.

	    	                ARTICLE VII

      CONDITIONS TO OBLIGATIONS OF THE COMPANY
             AND COMPANY SUB TO CLOSE

	The obligations of the Company and of the Company Sub to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as the Company and Company Sub may waive such conditions in writing:

        7.01      Approval by Directors and
Shareholders of ICN. Pursuant to the written consent of ICN's directors and at a meeting of shareholders of ICN duly called and held for such purpose, or pursuant to a written consent of the majority of the issued and outstanding shares of ICN Stock, this Agreement and the transactions described herein shall have been duly approved by the requisite vote of such directors and shareholders.

	7.02.	Regulatory Approvals.  Orders, consents, and
approvals in form and substance reasonably satisfactory to the Company shall have been entered by the SEC, NASD/OTCBB and any other applicable governmental or regulatory or self-regulatory agency/agencies granting the authority necessary for consummation of the transactions contemplated by this Agreement.

	7.03.	Litigation.  On the Closing Date, there shall
not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

	7.04.	Representations and Warranties; Absence of
Material Changes in Schedules. All representations and warranties of ICN contained in this Agreement shall be true in all material respects on and as of the Closing Date, and ICN shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. ICN shall not have updated or amended its Schedules to reflect or disclose a material adverse effect in its business, financial condition, results of operations, or future prospects.

	7.05.	Fulfillment of Covenants.  ICN shall have
fulfilled all of the covenants set forth in Article V in all material respects.

                      ARTICLE VIII

        CONDITIONS TO OBLIGATIONS OF ICN TO CLOSE

	The obligation of ICN to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as ICN may waive such conditions in writing:

	8.01.	Approval by Directors of Company and Company
Sub; Approval of Company Sub Shareholder. Pursuant to the written consent of the directors of each of the Company and Company Sub and the written consent of the Company as the sole shareholder of the Company Sub, this Agreement and the transactions described herein shall have been duly approved by the requisite vote of such directors and shareholder.

	8.02.	Regulatory Approvals.  Orders, consents, and
approvals in form and substance reasonably satisfactory to ICN shall have been entered by the SEC, NASD/OTCBB and any other applicable governmental or regulatory or self-regulatory agency/agencies granting the authority necessary for consummation of the transactions contemplated by this Agreement.

	8.03.	Litigation.  On the Closing Date, there shall
not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger or other transactions described herein, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger or other transactions described herein, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

	8.04.	Representations and Warranties; Absence of
Material Changes in Schedules. All representations and warranties of the Company and of Company Sub contained in this Agreement shall be true in all material respects on and as of the Closing Date, and each of the Company and Company Sub shall have performed all agreements and covenants required by and terms and conditions of this Agreement to be performed by it on or prior to the Closing Date. Each of the Company and Company Sub shall not have updated or amended any of its Schedules to reflect or disclose a material adverse effect in its business, financial condition, results of operations, or future prospects.

	8.05.	Fulfillment of Covenants.  Each of the Company
and Company Sub shall have fulfilled all of the covenants set forth in Article VI in all material respects.

	8.06.	ICN Dissenters' Rights.  Dissenters' rights are
not exercised by ICN's shareholders representing ten percent (10%) or more of the issued and outstanding ICN Stock.

                      ARTICLE IX

                       EXPENSES

	Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Surviving Corporation, and shall not exceed $5,000 in connection with such costs and expenses incurred on behalf of the Company and Company Sub.

                       ARTICLE X

            CLOSING DATE AND EFFECTIVE TIME

	The closing of this Agreement and the transactions contemplated hereby shall be held on a mutually agreed upon time, date and place. The "Closing Date" shall be the later of: (a) the fulfillment of all of the conditions to be met by the Company and Company Sub and all other conditions as set forth in Article VIII above and the fulfillment of all of the conditions to be met by ICN set forth in Article VII above; (b) such later date as the presidents of the Company, Company Sub and ICN, respectively, may agree upon in writing; or (c) with respect to any of the above, if such date is not a business day, then the next business day following. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company, Company Sub and ICN shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. Immediately thereafter, the Company and ICN shall file, or cause to be filed, with the SEC, NASD/OTCBB, the Florida Secretary of State, and any other governmental or regulatory or self-regulatory agency all necessary documents and instruments to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the Articles of Merger to be issued by the Florida Secretary of State, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the Articles of Merger are recorded by the Florida Secretary of State.

	At the closing, the following documents shall be delivered:

	(a)	each of the Company and Company Sub shall
deliver or cause to be delivered to ICN:

		(i)	a certificate executed by the President
and Secretary of each of the Company and Company Sub, in form and substance satisfactory to the ICN, confirming as of the Closing Date that all representations, warranties and covenants made by each of the Company and Company Sub are true and correct as of the closing, and that all of the terms and conditions of the Agreement have been fully complied with by the Company and Company Sub;

		(ii)	a certificate from each of the Secretary
of State of Nevada and Florida dated at or about the date of closing to the effect, as to the Company, that the Company is in good standing and, as to the Company Sub, that its status is active, under the laws of each such respective state;

		(iii)	such other instruments, documents and
certificates, if any as are required to be delivered pursuant to the terms and provisions of this Agreement;

		(iv)	executed copies of the Articles of Merger
for filing with the Florida Secretary of State; and certified copies of resolutions by the directors of the Company and Company Sub, and the Company as the sole shareholder of Company Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions described herein;

		(v)	resignations of all officers and
directors of the Company and Company Sub;

		(vi)	stock certificates representing those
shares of Company Stock to be issued as a part of the exchange described in Article
II hereof; and

		(vii)	all other items, the delivery of which is
a condition precedent to the obligations of ICN, as set forth in Article VIII hereof.

	(b)	ICN shall deliver or cause to be delivered to
the Company and Company Sub:

		(i)	a certificate executed by the President
and Secretary of ICN, in form and
substance satisfactory to the Company and Company Sub, confirming as of the Closing
Date that all representations, warranties, covenants and covenants made by ICN are true and correct as of the closing, and that all of the terms and conditions of the Agreement have been fully complied with by ICN;

		(ii)	a certificate from the Secretary of State
of Florida dated at or about the date of closing to the effect that the status of ICN is active under the laws of such state;

		(iii)	such other instruments, documents and
certificates, if any as are required to be delivered pursuant to the terms and provisions of this Agreement;

		(iv)	executed copies of the Articles of Merger
for filing with the Florida Secretary of State; and certified copies of resolutions by the directors of ICN and a majority of the shareholders of ICN authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions described herein; and

		(v)	all other items, the delivery of which is
a condition precedent to the obligations of the Company and Company Sub as set forth in Article VII hereof.

                   ARTICLE XI

                  DEFINITIONS

	The following terms as used in this Agreement shall have the meanings set forth below:

	"Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, control (including the terms, controlling, controlled by, and under common control with) of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

	"Environmental Laws" shall mean laws, including, without limitation, federal, state, local, or foreign laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

	"Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

	"Knowledge" shall mean, with respect to ICN, the knowledge of its officers and directors, and shall mean, with respect to the Company, the knowledge of its officers and directors. An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual.

	"Material Adverse Effect" means any development, change, or effect that is materially adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or prospects of the entity to which it refers.

	"Person" shall have the meaning given in Section
3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

	"Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Florida establish a meaning for, hazardous substance, hazardous waste, hazardous materials, solid waste, or toxic substance, which is broader than that specified in any of CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

	"Property" includes any property (whether real or personal) which the entity to which it refers currently or in the past has leased, operated, owned, or managed in any manner, including, without limitation, any property acquired by foreclosure or deed in lieu thereof and property held as security for a loan or other indebtedness by the Company on the date hereof.

                      ARTICLE XII

                       AMENDMENTS

	This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date, provided that any amendments that are not material to the transactions contemplated by this Agreement may be approved by written agreement executed by the presidents of the Company, Company
Sub and ICN, respectively. After the meetings of shareholders of ICN and the shareholders of the Company Sub
(or votes taken by written consent of the majority of the outstanding shares of ICN Stock and Company Sub Stock, as applicable) wherein this Agreement is considered and approved, no amendment hereto shall be made that would change the exchange rate specified in Section 2.02 above for which each share of ICN Stock shall be exchanged for Company Stock immediately prior to the consummation of the Merger.

                        ARTICLE XIII

                        TERMINATION

	This Agreement shall terminate automatically if the Merger shall not become effective on or before January 12, 2001, unless the parties hereto, acting pursuant to the authority of their respective boards of directors, shall have otherwise agreed in writing on or prior to that date to extend such date. This Agreement may be terminated at any time prior to the Effective Time, whether before or after action thereon has been taken by the shareholders of ICN or the stockholders of the Company, as follows:

		(a)	By mutual consent of the Company, Company
Sub and ICN acting pursuant to the authority of their respective boards of directors;

		(b)	By the Company and Company Sub, if any of
the representations and warranties of ICN contained in this Agreement shall be false in any material respect as of the Closing Date, or ICN shall, as of the Closing Date, have failed to comply with any of its agreements or covenants contained in this Agreement to be performed at or prior to the Closing Date, or any conditions to the obligations of the Company and Company Sub contained in this Agreement shall not have been satisfied or waived as of the Closing
Date;

		 (c)	By ICN, if any of the representations and
warranties of the Company and/or Company Sub contained in this Agreement shall be false in any material respect as of the Closing Date, or the Company and/or Company Sub shall, as of the Closing Date, have failed to comply with any of its/their agreements or covenants contained in this Agreement to be performed at or prior to the Closing Date, or if any of the conditions to the obligations of ICN contained in this Agreement shall not have been satisfied or waived as of the Closing Date; or

		(d)	By ICN on or prior to the Effective Time,
if its due diligence on the Company,
Company Sub and the transactions contemplated by the parties hereto is not to its satisfaction, in its sole discretion and for any reason.

	Should this Agreement be terminated for any reason, such termination shall not prevent the respective boards of directors of the Company, Company Sub and ICN from renegotiating the terms of this Agreement. An election by a party to this Agreement to terminate this Agreement and abandon the Merger as provided in Paragraphs (a) through (d) above shall be exercised on behalf of the Company, Company Sub and ICN by its board of directors and shall become effective when conveyed in writing and received by the other party. In the event of a termination of this Agreement pursuant to Paragraphs (a) through (d) above, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, shareholders, employees or agents.

                      ARTICLE XIV

                       NOTICES

	All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, or deposited with a nationally recognized overnight courier service with written instructions given for next business day delivery or via telecopier (in which case notice shall be deemed to have been duly given upon the sender's receipt of a printed confirmation reflecting receipt by the recipient) as follows:

If to the Company:			      Cal Woodruff,
					                      President and CEO
					                      Never Miss A Call, Inc.
					                      206-455 Granville Street
       					               Vancouver, B.C., Canada V6C 1T1
					                      Telecopier No. (604) 681-8445


If to ICN:				             Scott Gershon, President
					                      345 South State Road 7
					                      Margate, FL 33068
					                      Telecopier No. (954) 935-0824

with a copy to:				        Kipnis Tescher Lippm Valinsky, P.A.
		                			      100 NE 3rd Avenue, Suite 610
					                      Fort Lauderdale, FL 33301
					                      Telecopier No. (954) 467-2264
					                      Attention: Jay L. Valinsky, Esq.


                        ARTICLE XV

                      MISCELLANEOUS

	15.01.	Execution Via Telecopier and in Counterparts.  This Agreement
may be executed via telecopier and in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

	15.02.	Entire Agreement; Severability.  This
Agreement and all other instruments, documents and Agreements executed and delivered in connection with this Agreement embody the final, entire Agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to this Agreement, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. If any part of this Agreement is deemed to be unenforceable by a court of competent jurisdiction, the balance of the Agreement shall remain in full force and effect.

	15.03.	Applicable Law; Jurisdiction; Venue.  This
Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, except to the extent that the Florida Business Corporation Act applies. Jurisdiction and venue for any action and/or proceeding brought hereunder shall be in the state or federal courts located in Washoe County, Nevada. The prevailing party/parties in any such action and/or proceeding shall be entitled to recover its reasonable attorneys' fees and costs from the other party/parties.

	15.04.	Binding Nature of Agreement; Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; the parties hereby may not assign or transfer rights or obligations under this Agreement without the prior written consent of the other parties hereto.


	15.05.	Gender, Etc.  Words used herein,
regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

	15.06.	Section Headings.  The section headings
this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.

	15.07.	Omissions or Delays.  No omission or delay
by the Company, Company Sub, or ICN in exercising any right or power under this Agreement shall impair such right or power or be construed to be a waiver of any default or acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise of any right. No waiver will be valid unless in writing and signed by the party to be bound thereby, and then only to the extent specified.

	15.08.	Survivability of Representations and
Warranties. The respective representations and warranties of the parties hereto contained in this Agreement shall survive the consummation of the Merger.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have caused this Agreement to be executed as of the date first written above.

                       						NEVER MISS A CALL, INC.

                             By /s/  Cal Woodruff, President

PROVINCE OF BRITISH COLUMBIA  )
				                          )ss:
CITY OF VANCOUVER             )

	The foregoing instrument was acknowledged before me on this 10th day of January, 2001 by Cal Woodruff, as President of Never Miss A Call, Inc., on behalf of such corporation who has produced a passport and driver's license as identification and did take an oath.

						Notary Public:  /s/ Brian E. Rudy, Barrister & Solicitor
                          218-470 Granville Street
                          Vancouver, B.C. Canada V6C 1V5

			                 						NMC ACQUISITION CORP.

                          By: /s/ Cal Woodruff, President

PROVINCE OF BRITISH COLUMBIA  )
                              )ss:
CITY OF VANCOUVER             )

 The foregoing instrument was acknowledged before me on this 10th day of January, 2001 by Cal Woodruff, as President of Never Miss A Call, Inc., on behalf of such corporation who has produced a passport and driver's license as identification and did take an oath.

      Notary Public:  /s/ Brian E. Rudy, Barrister & Solicitor
                          218-470 Granville Street
                          Vancouver, B.C. Canada V6C 1V5

                        INTER-CALL-NET TELESERVICES, INC.
                   						By: /s/ Scott Gershon, President

STATE OF FLORIDA	      )
                   				)ss:
COUNTY OF BROWARD	     )

	The foregoing instrument was acknowledged before me on this 21st day of December, 2000 by Scott Gershon, as President of Inter-Call-Net Teleservices, Inc., on behalf of such corporation who is personally known to me and did/did not take an oath.

                  						Notary Public:
					                   /s/ Cheryl Goral

                        My commission expires:  August 19, 2002

                            EXHIBIT A

                         ARTICLES OF MERGER

The undersigned corporations, in accordance with the Florida
Business Corporation Act, pursuant to Section 607.1105, hereby submit the following Articles of Merger:

                           ARTICLE ONE

The name and jurisdiction of the surviving corporation is as follows:

Name                                      Jurisdiction

Inter-Call-Net Teleservices, Inc.           Florida

                           ARTICLE TWO

The name and jurisdiction of each merging corporation is as follows:

Name                                     Jurisdiction

NMC Acquisition Corp.                       Florida

                          ARTICLE THREE

The Plan of Reorganization and Merger Agreement is attached.

                          ARTICLE FOUR

The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State by Inter-Call-Net Teleservices, Inc. and NMC Acquisition Corp.

                             ARTICLE FIVE

The Plan of Reorganization and Merger Agreement was authorized, ratified and approved by a written consent of the majority shareholders of Inter-Call-Net Teleservices, Inc. on December 21,
2000.

The Plan of Reorganization and Merger Agreement was authorized, ratified and approved by a written consent of the majority shareholders of NMC Acquisition Corp. on December 21, 2000.

These Articles of Merger may be executed in counterparts.

Signed this      day of January, 2001.

           INTER-CALL-NET TELESERVICES, INC.
           By:
                    Scott Gershon, President

           NMC ACQUISITION CORP.
           By:
                    Cal Woodruff, President

                            SCHEDULE 3

None.

                      					SCHEDULE 4
4.18 None

4.22  None

4.27 HelpMeNow.Com







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